UNITE HERE, 275 7th Ave., New York NY 10001

Ashford Hospitality Trust sues to block shareholder votes on governance and conflicts-of-interest, reports UNITE HERE

New York, April 20, 2015. Today, Ashford Hospitality Trust shareholder UNITE HERE announced it will solicit proxies for the upcoming 2015 annual meeting to vote on several proposals which were the subject of a special meeting request made by a majority of voting shareholders last fall.

Ashford (NYSE:AHT) has taken the unusual action of suing in state court to prevent the introduction of these proposals, alleging several proposals (such as requiring shareholder approval for a poison pill) to be beyond the power of shareholders even to make a recommendation. Due to a stay in those proceedings, shareholders will have an opportunity to vote on the shareholder proposals and on the Company’s proposals by returning the GOLD proxy card being circulated by UNITE HERE. (AHT has indicated it will refuse to let the shareholder proposals be presented for a vote at the meeting, but will accept votes on all of the Company items submitted on the GOLD card).

AHT and its Advisor Ashford Inc. each also filed separate suits against UNITE HERE in federal court in Texas.

‘We believe shareholders are fully capable of evaluating and voting on governance issues themselves. These lawsuits undermine shareholder participation, which we believe to be vital to a well-run company,” explained JJ Fueser, UNITE HERE Research Coordinator.

Ashford Trust is also seeking to limit participation by restricting future nominations or proposals to shareholders owning more than 1% of the company, a threshold only one Ashford director currently meets. This proposal would disenfranchise approximately 90% of current AHT institutional shareholders.

A majority of voting shareholders already called for a special meeting to vote on most of these proposals, which include protecting the right to annual director elections, restoring the prior threshold to call special meetings, and requiring shareholder approval of poison pills.

The special meeting solicitation began in August 2014, after AHT’s board unilaterally removed shareholders’ right to amend the bylaws and doubled the threshold required to call a Special Meeting on the eve of announcing a planned spin-off and restructuring. Last year, leading proxy advisors called for withhold votes against incumbent directors, with ISS citing “a material governance failure that significantly impairs shareholders' rights.” AHT’s lead independent director received the support of only 41% of shares outstanding at the 2014 annual meeting.

In addition to losing rights at AHT, shareholders lost rights in the spinoff of assets to Ashford Inc., including the right to annual director elections and to remove directors without cause by a majority of votes.

“Ashford Hospitality Trust shareholders lost shareholder rights through the spin-off of Ashford Prime in 2013, the spin-off of Ashford Inc. and restructuring of AHT in 2014. We urge shareholders to vote to 1) restore and protect lost shareholder rights at AHT, and 2) withhold votes against incumbent directors until AHT freely permits shareholder votes on corporate governance,” said Ms. Fueser.

UNITE HERE’s proposals have won important protections for shareholders at Ashford companies in recent years: restoring the right of shareholders to initiate bylaw amendments at AHT, enshrining a majority standard for director elections, and establishing and strengthening a lead director role; restoring the right to a special meeting and a creating a pathway to board declassification at Ashford Inc.; and opting out of the provisions of the Maryland Unsolicited Takeover Act at Ashford Hospitality Prime [NYSE: AHP].

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its over-275,000 members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has advocated for corporate governance reforms across the lodging REIT sector, forging a new standard of opting out of Maryland’s takeover protections.

UNITE HERE’s proxy statement (http://unitehere.org/wp-content/uploads/ahtdefc14aprint.pdf) contains additional important disclosures.

Contact: JJ Fueser, 416-893-8570 or jjfueser@unitehere.org